Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267053
PROSPECTUS

Waldencast plc
Up to 29,533,282 Class A Ordinary Shares (for issuance)
Up to 131,442,733 Class A Ordinary Shares (for resale)
Up to 17,869,732 Warrants to Purchase Class A Ordinary Shares (for resale)
This prospectus relates to the issuance by us of up to 29,533,282 Class A ordinary shares, par value $0.0001 (“Class A ordinary shares”), consisting of: (i) 18,033,332 Class A ordinary shares issuable upon the exercise of the private placement warrants (as defined below) and (ii) 11,499,950 Class A ordinary shares issuable upon the exercise of the public warrants (as defined below).
This prospectus also relates to the resale from time to time by certain of the selling holders named in this prospectus and their pledgees, donees, transferees, assignees and successors (the “Selling Holders”) of: (1) up to 131,442,733 Class A ordinary shares, consisting of (i) 8,545,000 Class A ordinary shares converted from the founder shares (as defined below) held in the aggregate by Burwell Mountain PTC LLC, as trustee of Burwell Mountain Trust (collectively, “Burwell”), Zeno Investment Master Fund (f/k/a Dynamo Master Fund) (“Zeno”) and Waldencast Ventures LP (“Waldencast Ventures”) (each, a member of the Waldencast Long-Term Capital LLC, a Cayman Islands limited liability company (the “Sponsor”)), originally issued in a private placement to the Sponsor, for approximately $0.0035 per share, prior to our initial public offering (as defined below); (ii) 80,000 Class A ordinary shares converted from the founder shares held by the Investor Directors (as defined below), issued in a private placement to the Investor Directors, for approximately $0.0035 per share, prior to our initial public offering; (iii) 20,000 Class A ordinary shares issued to Aaron Chatterley, one of our independent directors, in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, in connection with the consummation of the Business Combination (as defined below), for no consideration; (iv) 28,237,506 Class A ordinary shares issued in connection with the Business Combination as the equity portion of the merger consideration pursuant to the Obagi Merger Agreement (as defined below) at an acquiror share value of $10.00 per share; (v) 21,103,225 Class A ordinary shares issuable in exchange for 21,103,225 Waldencast LP Common Units (as defined below) (and the redemption by Waldencast of an equivalent number of Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares”) held by such holder for no additional consideration) issued in connection with the Business Combination as the equity portion of the transaction consideration pursuant to the Milk Equity Purchase Agreement (as defined below) at a common unit value of $10.00 per unit; (vi) 8,848,070 Class A ordinary shares issued in the PIPE Investments (as defined below) pursuant to the PIPE Subscription Agreements (as defined below), at a purchase price of $10.00 per share at the closing of the Business Combination; (vii) 32,809,200 Class A ordinary shares issued pursuant to the Forward Purchase Agreements (as defined below), which Forward Purchase Securities (as defined below) were issued at a purchase price of $10.00 per Forward Purchase Security (as defined below) at the closing of the Business

Combination; (viii) 17,869,732 Class A ordinary shares issuable upon the exercise of the private placement warrants; and (ix) 13,930,000 Class A ordinary shares issued in the 2023 PIPE Investment (as defined below) pursuant to the 2023 Subscription Agreements (as defined below), at a purchase price of $5.00 per share and (2) up to 17,869,732 private placement warrants, which private placement warrants were issued in a private placement at the time of our initial public offering, at a purchase price of $1.50 per private placement warrant.
This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained or incorporated by reference in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.
The Class A ordinary shares being offered for resale pursuant to this prospectus by the Selling Holders represent approximately 94.1% of shares outstanding of the Company (as defined below) as of May 15, 2024 (after giving effect to the issuance of shares upon exercise of outstanding public warrants and private placement warrants). Of such shares, 52,683,779 Class A ordinary shares, or approximately 37.7% of shares outstanding of the Company as of May 15, 2024 (after giving effect to the issuance of shares upon exercise of outstanding public warrants and private placement warrants), are subject to the lock-up restrictions pursuant to the 2023 Subscription Agreements (as defined below), whereby certain of the Selling Holders have agreed not to transfer, assign or sell during the respective lock-up periods (as described below), subject to certain exceptions as described below. Nonetheless, given the substantial number of Class A ordinary shares being registered for potential resale by Selling Holders pursuant to this prospectus, the sale of shares by the Selling Holders, or the perception in the market that the Selling Holders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Class A ordinary shares or result in a significant decline in the public trading price of our Class A ordinary shares. Even if our trading price is significantly below $10.00, the offering price for the Legacy Units (as defined below) offered in our initial public offering, the per share price of the shares issued in the PIPE Investments (as defined below) and the per Forward Purchase Security price of the Forward Purchase Securities issued pursuant to the Forward Purchase Agreements, certain of the Selling Holders, including Burwell, Zeno and Waldencast Ventures, may still have an incentive to sell our Class A ordinary shares because they hold founder shares that were originally purchased by the Sponsor at prices lower than the public investors or the current trading price of our Class A ordinary shares. For example, based on the closing price of our Class A ordinary shares of $4.60 as of May 15, 2024, the holders of the 8,625,000 Class A ordinary shares converted from the founder shares would experience a potential profit of up to approximately $4.60 per share, or up to approximately $39.7 million in the aggregate.
We will not receive any proceeds from the sale of the Class A ordinary shares or warrants by the Selling Holders pursuant to this prospectus. We also will not receive any proceeds from the issuance of the Class A ordinary shares by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A ordinary shares. As of the date of this prospectus, our warrants are “out-of-the money,” which means that the trading price of Class A ordinary shares underlying our warrants is below the $11.50 exercise price of the warrants. For so long as the warrants remain “out-of-the money,” we do not expect warrant holders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. See the risk factor entitled “—Risks Relating to our Business Operations and Financial Condition—Warrants will be exercisable for
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our Class A ordinary shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders, and a sale of a substantial number of our securities in the public market could cause the price of our securities to decline” in Item 3.D of our annual report on Form 20-F for the fiscal year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (the "SEC") on April 30, 2024 (the “2023 Form 20-F”), which is incorporated by reference in this prospectus, for more information.
We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”
You should read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus carefully before you invest in our securities together with additional information described under the heading “Where You Can Find More Information.”
Our Class A ordinary shares and warrants are traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “WALD” and “WALDW,” respectively. On June 25, 2024, the closing price of our Class A ordinary shares was $3.91 per share and the closing price of our warrants was $0.28 per warrant.
INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 9 OF THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS BEFORE INVESTING IN ANY OF OUR SECURITIES.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 8, 2024.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 29,533,282 Class A ordinary shares upon exercise of the public warrants and private placement warrants. The Selling Holders may use the shelf registration statement to sell up to an aggregate of 131,442,733 Class A ordinary shares and up to 17,869,732 warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A ordinary shares and/or warrants being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained or incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. Before purchasing any of our securities, you should carefully read both this prospectus and any prospectus supplement together with additional information incorporated by reference herein and described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of any such document, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
On July 27, 2022 (the “Closing Date”), we consummated the previously announced business combination with Obagi Global Holdings Limited, a Cayman Islands exempted company limited by shares (“Obagi”), and Milk Makeup LLC, a Delaware limited liability company (“Milk”). Pursuant to the Agreement and Plan of Merger, dated as of November 15, 2021 (the “Obagi Merger Agreement”), by and among us, Obagi Merger Sub, Inc., a Cayman Islands exempted company limited by shares and our indirect subsidiary (“Merger Sub”), and Obagi, Merger Sub merged with and into Obagi, with Obagi surviving as our indirect subsidiary (the “Obagi Merger”). Pursuant to the Equity Purchase Agreement, dated as of November 15, 2021 (the “Milk Equity Purchase Agreement” and, together with the Obagi Merger Agreement and related ancillary agreements contemplated in such agreement, the “Transaction Agreements”), by and among us, Obagi Holdco 1 Limited, a private limited company incorporated under the laws of Jersey (as defined below) and a wholly-owned subsidiary of Waldencast plc (“Holdco 1”), Waldencast Partners LP, a Cayman Islands exempted limited partnership and indirect subsidiary of Waldencast plc (“Waldencast LP” and together with Holdco 1, the “Milk Purchasers”), Milk, certain former members of Milk (the “Milk Members”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Milk Members (the “Equityholder Representative”), the Milk Purchasers acquired from the Milk Members, and the Milk Members sold to the Milk Purchasers, all of the issued and outstanding membership units of Milk (the “Milk Membership Units”) in exchange for the Milk Cash Consideration (as defined in the Milk Equity Purchase Agreement), the Milk Equity Consideration (as defined in the Milk Equity Purchase Agreement), which consists of partnership units of Waldencast LP (“Waldencast LP Common Units”) exchangeable for our Class A ordinary shares, and our Class B ordinary shares (the “Milk Transaction”).
On July 26, 2022, prior to the Closing Date, with the approval of our shareholders, and in accordance with the Companies Act (As Revised) of the Cayman Islands (“Cayman Act”), the Companies (Jersey) Law 1991, as amended (the “Jersey Companies Law”), and our amended and restated memorandum and articles of association (the “Constitutional Document”), we effected a deregistration under the Cayman Act and a domestication under Part 18C of the Jersey Companies Law, pursuant to which our jurisdiction of incorporation was changed from the Cayman Islands to Jersey and we changed our name from “Waldencast Acquisition Corp.” to “Waldencast plc” (the “Domestication” and, collectively with the Obagi Merger, the Milk Transaction and the other transactions contemplated by the Transaction Agreements, the “Business Combination”).
The Jersey Financial Services Commission (the “JFSC”) has given, and has not withdrawn, its consent under Article 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of the warrants.
The JFSC has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of our ordinary shares.
The JFSC is protected by the Control of Borrowing (Jersey) Law 1947, as amended, against liability arising from the discharge of its functions under that law.
A copy of this prospectus has been delivered to the Jersey Registrar of Companies (the “Jersey Registrar”) in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002 and the Jersey Registrar has given, and has not withdrawn, his consent to its circulation.
It must be directly understood that, in giving these consents, neither the Jersey Registrar nor the JFSC takes any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it.
The directors of the Company have taken all reasonable care to ensure that the facts stated in this prospectus are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the document, whether or facts or of opinion. The directors accept responsibility accordingly.
It should be remembered that the price of securities and the income from them can go down as well as up.
If you are in any doubt about the contents of this prospectus, you should consult your stockbroker, bank manager, solicitor, accountant or financial adviser.
Unless stated in this prospectus or the context otherwise requires, references to:

•“2022 Credit Agreement” means the Credit Agreement, dated as of June 24, 2022, by and among the Borrower, Parent Guarantor, the Lenders and the Administrative Agent, as amended, restated or otherwise modified from time to time;
•“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as the administrative agent under the 2022 Credit Agreement;
•“affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
•“Borrower” means Waldencast Finco Limited, a wholly-owned subsidiary of Waldencast;
•“China Region” means the People’s Republic of China (“PRC”), including the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;
•“Class A ordinary shares” means our Class A ordinary shares, par value $0.0001 per share;
•“Class B ordinary shares” means our Class B ordinary shares, par value $0.0001 per share;
•“Code” means the U.S. Internal Revenue Code of 1986, as amended;
•“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks;
•“Exchange Act” means the Securities Exchange Act of 1934, as amended;
•“FDA” means the U.S. Food and Drug Administration;
•“Investor Directors” means Sarah Brown, Juliette Hickman, Lindsay Pattison and Zach Werner;
•“Jersey” means the Bailiwick of Jersey, Channel Islands, a British crown dependency;
•“Legacy Units” means the units of Waldencast Acquisition Corp., each unit representing one Class A ordinary share and one-third of one redeemable warrant to acquire one Class A ordinary share;
•“Lenders” means the lenders party to the 2022 Credit Agreement;
•“Milk Purchase Agreement” means the Equity Purchase Agreement, dated as of November 15, 2021, by and among Waldencast, Waldencast LP, Holdco 1, Milk, the Milk Members and the Equityholder Representative;
•“Obagi China Business” means all sales of Obagi products in the China Region prior to the Business Combination;
•“Ordinary Shares” means our Class A ordinary shares and Class B ordinary shares, collectively;
•“Parent Guarantor” means Waldencast LP in its capacity as parent guarantor under the 2022 Credit Agreement;

•“Person” means any individual, firm, corporation, partnership, exempted limited partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;
•“Regulation FD” means Regulation FD (Fair Disclosure), 17 CFR 243;
•“Securities Act” means the Securities Act of 1933, as amended;
•“United States dollars,” “U.S. dollars,” “USD” or “$” are to the lawful currency of the U.S.;
•“we,” “our,” “us,” “Company,” “Waldencast”, “Waldencast plc” and similar words or phrases refer to Waldencast plc (formerly known as Waldencast Acquisition Corp.), a public limited company incorporated under the laws of Jersey, and its consolidated subsidiaries, including, but not limited to, Obagi and Milk; and
•“Working Capital Loan” means any loan made to Waldencast by any of the Sponsor, an affiliate of the Sponsor, or any of Waldencast’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
Unless otherwise stated in this prospectus or the context otherwise requires, all references in this prospectus to our warrants include such Class A ordinary shares underlying the warrants.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus and any applicable prospectus supplement, including documents incorporated by reference herein or therein, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. This includes, without limitation, statements regarding our financial position, business strategy and the plans and objectives of management for future operations. These statements constitute forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and variations of such words and similar expressions but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans, we are making forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.
Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:
•the impact of the material weaknesses in our internal control over financial reporting, including associated investigations, our efforts to remediate such material weakness and the timing of remediation and resolution of associated investigations;
•our ability to achieve the anticipated benefits from any acquired business, including the Obagi and Milk acquisitions;
•our ability to successfully implement our management’s plans and strategies;
•the overall economic and market conditions, sales forecasts and other information about our possible or assumed future results of operations or our performance;
•the general impact of geopolitical events, including the impact of current wars, conflicts and other hostilities;
•the impact of any legal proceedings or investigations, including the outcome of any litigation or investigation related to or arising out of the restatement of our financial results or material weakness in internal control over financial reporting;
•our ability to manage expenses, our liquidity and our investments in working capital;
•any failure to obtain governmental and regulatory approvals related to our business and products;
•risks related to our Class A ordinary shares and warrants, including continued price volatility;
•the impact of any international trade or foreign exchange restrictions, increased tariffs, foreign currency exchange fluctuations;
•our ability to raise additional capital or complete desired acquisitions;
•our ability to comply with financial covenants imposed by the 2022 Credit Agreement and the impact of debt service obligations and restrictive debt covenants;
•the impact of any unfavorable publicity on our business or products;

•our ability to implement our strategic initiatives and continue to innovate Obagi’s and Milk’s existing products and anticipate and respond to market trends and changes in consumer preferences;
•changes in future exchange or interest rates or credit ratings, changes in tax laws, regulations, rates and policies;
•our ability to retain the listing of our securities on The Nasdaq Capital Market and our ability to meet Nasdaq’s continued listing standards, including the Periodic Filing Rule (as defined below) during the one-year panel monitor period; and
•other factors detailed in the section entitled “Risk Factors, “ including those risks incorporated by reference from Item 3.D of the 2023 Form 20-F.
The forward-looking statements contained or incorporated by reference into this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. Should one or more of these risks or uncertainties or a risk that is not currently known to the Company materialize (some of which are beyond our control), or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those expressed or implied by these forward-looking statements. These forward-looking statements are made as of the date of this prospectus or, in the case of documents incorporated by reference in this prospectus, as of the date of such documents, and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. Investors are cautioned that forward- looking statements are not guarantees of future performance and investors are cautioned not to put undue reliance on forward-looking statements due to their inherent uncertainty.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus along with the other documents incorporated by reference in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including our financial statements and related notes and the other documents incorporated by reference in this prospectus, as well as any prospectus supplement or any other documents incorporated by reference herein or therein, including the information under the caption “Item 3. Key Information - D. Risk Factors” in the 2023 Form 20-F.
Overview
Waldencast
Founded by Michel Brousset and Hind Sebti, our ambition is to build a global best-in-class beauty and wellness operating platform by developing, acquiring, accelerating, and scaling conscious, high-growth purpose-driven brands. Our vision is fundamentally underpinned by our brand-led business model that ensures proximity to our customers, business agility and market responsiveness, while maintaining each brand’s distinct DNA. The first step in realizing our vision was the business combination with Obagi and Milk. As part of the Waldencast platform, our brands will benefit from the operational scale of a multi-brand platform; the expertise in managing global beauty brands at scale; a balanced portfolio to mitigate category fluctuations; asset light efficiency; and the market responsiveness and speed of entrepreneurial indie brands.
We were incorporated on December 8, 2020 as a Cayman Islands exempted company and a blank check company solely for the purpose of effecting the Business Combination, which was consummated on July 27, 2022. On July 26, 2022, with the approval of our shareholders, and in accordance with the Cayman Act, the Jersey Companies Law and the Constitutional Document, we effected the Domestication, pursuant to which our jurisdiction of incorporation was changed from the Cayman Islands to Jersey and our name was changed from Waldencast Acquisition Corp. to Waldencast plc, a public limited company incorporated under the laws of Jersey. Upon the closing of the Business Combination, we acquired the businesses of Obagi and Milk, which are now indirect subsidiaries of Waldencast.
Our Professional Skincare Segment: Obagi
Obagi is a global skincare products company that is rooted in research and skin biology. We develop, market and sell innovative skin health products in more than 65 countries around the world. Every product we develop stems from a deep understanding of the skin and how healthy skin functions. We believe the result is a highly compelling product portfolio designed to prevent or improve the most common, visible skin concerns such as fine lines and wrinkles, elasticity, photodamage, hyperpigmentation (spots or patches of skin that are darker than surrounding areas of skin), acne, oxidative stress, environmental damage and hydration.
Centered on our rich history in selling products to medical professionals who then dispense the products in-office directly to their patients, a distribution model referred to as the physician-dispensed channel, our portfolio today includes 135 cosmetic, OTC and prescription products, and a device sold throughout the medical, spa and retail channels.

Our “Clean” Makeup Segment: Milk
Milk Makeup is a leading, award-winning clean prestige makeup brand with unique products, a strong following among Gen-Z consumers and an emerging global presence. Milk Makeup was launched in 2016 with the goal of building a global movement to challenge and broaden the definition of beauty. Community and self-expression are at the heart of everything we do. We believe that it’s not how you wear your makeup, it’s what you do in it that matters. This ethos is captured in our brand signature, “Live Your Look.” All aspects of the brand are designed in-house at our downtown NYC home.
In 2023, Milk was the #2 clean brand in Sephora in the U.S., with our Hydro Grip face primer and Lip + Cheek as category leading best-sellers. We are a “hybrid” brand, offering an innovative selection of both makeup and skincare products. This allows us to play a broader role in our community’s beauty routine and also positions us for expansion into new categories both within and outside of makeup and skincare. Our other top products include Matte Bronzer, Hydro Grip Set + Refresh Spray, Kush Mascara, Kush Brow and Pore Eclipse Primer. We currently have strong positions within Sephora in the primer, mascara, blush and bronzer categories. We believe we have opportunities in large segments of the cosmetics market such as foundation, concealer, brow, liner and lip color. Outside of cosmetics, we believe that we have untapped opportunities in skincare and potentially other categories such as haircare, fragrance, bath and shower which, as illustrated in the chart below, are significant markets. We believe that Milk Makeup has the ability to build a premier cross-category beauty brand.
Background
Domestication and Business Combination
On July 27, 2022 we consummated the Business Combination with (i) Obagi and Merger Sub and (ii), Milk, Holdco 1, Waldencast LP, the Milk Members, and the Equityholder Representative, in each case, pursuant to the Transaction Agreements.
Upon the consummation of the Business Combination, Merger Sub merged with and into Obagi and the separate corporate existence of Merger Sub ceased, with Obagi surviving as our indirect subsidiary. At the effective time of the Business Combination all outstanding ordinary shares of Obagi, $0.50 par value (“Obagi common stock”) were canceled and exchanged for (i) 28,237,506 Class A ordinary shares of Waldencast and (ii) cash in the amount of $345.4 million. In addition, upon consummation of the Business Combination, we acquired from the Milk Members all of their equity in Milk in exchange for (i) 21,104,225 Waldencast LP Common Units, (ii) 21,104,225 Class B ordinary shares, which are non-economic voting shares of Waldencast, and (iii) cash in the amount $121.6 million. Each Waldencast LP Common Unit and Class B ordinary share held by a Milk Member is redeemable at the option of the holder, and, if such option is exercised, exchangeable at the option of Waldencast into one Class A ordinary share of Waldencast or cash, in accordance with the terms of our Amended and Restated Waldencast Partners LP Agreement. Upon consummation of the Business Combination, Waldencast became organized in an “Up-C” structure, whereby the equity interests of Obagi and Milk are held by Waldencast LP, which is an indirect subsidiary of Waldencast plc.
Prior to the consummation of the Business Combination, following the approval of our shareholders, and in accordance with the Cayman Act, the Jersey Companies Laws and our Constitutional Document, we effected a deregistration under the Cayman Act and a domestication under Part 18C of the Jersey Companies Laws (by means of filing a memorandum and articles of association with the Registrar of Companies in Jersey), pursuant to which our jurisdiction of incorporation was changed from the Cayman Islands to Jersey. Upon the effective time of the Domestication, we were renamed “Waldencast plc.”

As a result of the Business Combination, Waldencast was deemed to be the accounting acquirer and has continued as the SEC registrant. Obagi and Milk are the accounting acquirees, however Obagi was considered the predecessor entity for purposes of financial reporting. Accordingly, Obagi’s financial statements for previous periods are incorporate by reference into this prospectus as the financial statements of the Company for Predecessor Periods.
Immediately prior to the closing of the Business Combination, Obagi carved out and distributed 100% of the Obagi China Business to its shareholder, Cedarwalk Skincare Ltd. (“Cedarwalk”, and the distribution, the “Obagi China Distribution”). The Obagi China Distribution did not represent a strategic shift that had major effect on the operational and financial results of Obagi and thus was not reported as a discontinued operation. Following the Obagi China Distribution, the Obagi China Business continues to be held by Cedarwalk, which also owned 24.5% of the fully diluted Class A ordinary shares of Waldencast as of the closing of the Business Combination. In connection with the Obagi China Distribution, Obagi Hong Kong Limited, a subsidiary of Cedarwalk , entered into the Intellectual Property License Agreement and Global Supply Services Agreement with us, under which it pays us royalties based on its sales of Obagi branded products in the China Region.
PIPE Investments & Forward Purchase Agreements
In connection with the execution of the Transaction Agreements, we entered into certain subscription agreements, executed on or prior to November 14, 2021 (the “Initial Subscription Agreements”), pursuant to which certain investors (the “Initial PIPE Investors”) agreed to purchase, in the aggregate, 10,500,000 Class A ordinary shares at $10.00 per share for an aggregate commitment amount of $105.0 million (the “Initial PIPE Investment”).
The Transaction Agreements provided that we could enter into additional subscription agreements with investors to participate in the purchase of our shares after November 15, 2021 but prior to the Closing Date. On June 14, 2022, we entered into subsequent subscription agreements (the “June Subsequent Subscription Agreements”) with certain investors (collectively, the “June Subsequent PIPE Investors”) on the same terms as the Initial PIPE Investors, pursuant to which the June Subsequent PIPE Investors collectively subscribed for 800,000 Class A ordinary shares for an aggregate purchase price equal to $8.0 million (the “June Subsequent PIPE Investment”).
On July 15, 2022, we further entered into subsequent subscription agreements (the “July Subsequent Subscription Agreements” and together with the Initial Subscription Agreements and the June Subsequent Subscription Agreements, the “PIPE Subscription Agreements”) with certain investors (collectively, the “July Subsequent PIPE Investors” and, together with the Initial PIPE Investors and the June Subsequent PIPE Investors, the “PIPE Investors”) on the same terms as the Initial PIPE Investors and the June Subsequent PIPE Investors. Pursuant to, and on the terms and subject to the conditions of the applicable July Subsequent Subscription Agreement, the July Subsequent PIPE Investors collectively subscribed for 500,000 Class A ordinary shares for an aggregate purchase price equal to $5,000,000 (the “July Subsequent PIPE Investment” and together with the Initial PIPE Investment and the June Subsequent PIPE Investment, the “PIPE Investments”).
In connection with our initial public offering; (i) on February 22, 2021, we, the Sponsor and Zeno (a member of the Sponsor) entered into a Forward Purchase Agreement (the “Sponsor Forward Purchase Agreement”), which was subsequently amended by the assignment and assumption agreement entered into by and between the Sponsor and Burwell on December 20, 2021, under which the Sponsor assigned, and Burwell assumed, all of the Sponsor’s rights and benefits under the Sponsor Forward Purchase Agreement, pursuant to which, Burwell and Zeno committed to subscribe for and purchase 16,000,000 Class A ordinary shares and 5,333,333 warrants for an aggregate commitment amount of $160.0 million; and (ii) we and Beauty Ventures LLC (“Beauty Ventures” and, together with Zeno and Burwell, the “Forward Purchasers”) entered into a Forward Purchase Agreement on March 1, 2021 (“the Third-Party Forward Purchase Agreement” and, together with the Sponsor Forward Purchase Agreement, the

“Forward Purchase Agreements”), pursuant to which Beauty Ventures committed to subscribe for and purchase 17,300,000 Class A ordinary shares and up to 5,766,666 warrants for an aggregate commitment amount of $173.0 million. Members of our Sponsor or their affiliates will begin to receive a twenty percent (20%) performance fee allocation on the return of the Class A ordinary shares and warrants issued pursuant to the Forward Purchase Agreements (the “Forward Purchase Securities”) in excess of the hurdle rate, calculated on the total return generated from Forward Purchase Securities (whether by dividend, transfer or increase in value as measured from date of issuance), when the return of such securities (less the expenses of Beauty Ventures) underlying the Third-Party Forward Purchase Agreement exceeds a hurdle rate of five percent (5%) accrued annually until the fifth anniversary of the issuance of such securities. In the event of a transfer and subsequent sale of any Forward Purchase Securities prior to such fifth anniversary, the performance fee for the period between such transfer and such fifth anniversary will be calculated based on the proceeds generated by such sale.
In September 2023, we entered into subscription agreements (the “2023 Subscription Agreements”) with certain investors (collectively, the “2023 PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the 2023 PIPE Investors collectively subscribed for 14,000,000 Class A ordinary shares (the “2023 PIPE Shares”) in a private placement at a purchase price of $5.00 each per share, for aggregate gross proceeds of $70.0 million (the “2023 PIPE Investment”). The 2023 PIPE Investment was anchored by a $50.0 million investment by a Beauty Ventures stakeholder. The remainder of the 2023 PIPE Investors were certain existing shareholders including Cedarwalk, and certain members of the Sponsor, Mr. Brousset and Ms. Sebti. The 2023 Subscription Agreements relating to approximately $68.0 million of proceeds was consummated in September 2023, with the closing of the 2023 Subscription Agreements relating to the remaining approximately $2.0 million occurring in November 2023.
We granted the PIPE Investors, the 2023 PIPE Investors and the Forward Purchasers certain registration rights in connection with the PIPE Subscription Agreements, the 2023 Subscription Agreements and the Forward Purchase Agreements.
Lock-Up Restrictions
In connection with the 2023 PIPE Investment, subject to certain exceptions, the 2023 PIPE Investors agreed not to transfer or sell, during the respective lock-up period, any Class A ordinary shares (i) subscribed by such participating investor in connection with the 2023 PIPE Investment and (ii) held by such participating investor at or prior to the applicable PIPE Closing Date (as defined below) (the “Lock-Up Shares”). For 75% of the Lock-Up Shares, the applicable lock-up period means the period beginning on September 14, 2023 for investors in 13,600,000 Class A ordinary shares (the “First PIPE Closing Date”) or November 8, 2023 for investors in 400,000 Class A ordinary shares (the “Second PIPE Closing Date” and together with the First PIPE Closing Date, the “PIPE Closing Dates,” and individually, each a “PIPE Closing Date”), and ending on the one-year anniversary of the applicable PIPE Closing Date. For 25% of the Lock-Up Shares, the applicable lock-up period means the period beginning on the applicable PIPE Closing Date and ending on the six-month anniversary of the applicable PIPE Closing Date.
There are currently no other contractual lock-up restrictions currently in place, as those entered into in connection with the Business Combination have expired.
Corporate Information
We were a blank check company that was incorporated on December 8, 2020 as Waldencast Acquisition Corp., a Cayman Islands exempted company formed as a SPAC for the purpose of entering into a merger, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the beauty and wellness industry. Upon the closing of the Business Combination, with the approval of our shareholders, and in accordance with the Cayman Act, the Jersey Companies Law, and the Constitutional Document, we effected a deregistration under the Cayman Act and a domestication under Part 18C of the Jersey Companies Law (by means of filing a memorandum and articles of association with the Registrar of Companies in Jersey), pursuant to which our jurisdiction of incorporation was changed from the Cayman Islands to Jersey and we changed our name from Waldencast Acquisition Corp. to Waldencast plc, a public limited company incorporated under the laws of Jersey. Our Class A ordinary shares and our warrants are listed on Nasdaq under the symbols “WALD” and “WALDW,” respectively. Our registered office is 2nd Floor Sir Walter Raleigh House, 48-50 Esplanade, St. Helier, Jersey JE2 3QB and our principal executive office is 10 Bank Street, Suite 560, White Plains, NY 10606, and our telephone number is (917) 546-6828. Our register of members is kept at our registered office. Our secretary is Maples Company Secretary (Jersey) Limited of 2nd Floor, Sir Walter Raleigh House, 48-50 Esplanade, St Helier, JE2 3QB, Jersey. Maples Company Secretary (Jersey) Limited is regulated to conduct trust company business by the JFSC pursuant to the Financial Services (Jersey) Law 1998. Our website address is www.waldencast.com. Our website and the information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1,070.0 million or (c) in which we are deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1,000 million in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Foreign Private Issuer
We are a “foreign private issuer” under SEC rules and will report under the Exchange Act as a non-U.S. company with “foreign private issuer” status and will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. This means that, even after we no longer qualify as an “emerging growth company,” as long as we qualify as a “foreign private issuer” under the Exchange Act, we will be exempt from certain provisions of and intend to take advantage of certain exemptions from the Exchange Act that are applicable to U.S. public companies. Such exemptions include the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act and the sections of the Exchange Act requiring insiders to file public reports of their stock ownership.
Additionally, we will not be required to file our annual report on Form 20-F until 120 days after the end of each fiscal year and we will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by us in Jersey or that is distributed or required to be distributed by us to our shareholders. Further, based on our foreign private issuer status, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. We will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Class A ordinary shares.
We may take advantage of these reporting exemptions until such time as we are no longer a “foreign private issuer.” We could lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. Holders (as defined below) and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the U.S.; or (iii) our business is administered principally in the U.S.
We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment.

THE OFFERING
We are registering the issuance by us of up to 29,533,282 Class A ordinary shares that may be issued upon exercise of warrants to purchase Class A ordinary shares, including the public warrants and the private placement warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 131,442,733 Class A ordinary shares and (ii) up to 17,869,732 warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 9 of this prospectus.
The following information is as of May 15, 2024 and does not give effect to issuances of our Class A ordinary shares or warrants after such date, or the exercise of warrants after such date.
Issuance of Class A Ordinary Shares

Class A ordinary shares to be issued upon exercise of all public warrants and private placement warrant	29,533,282 Class A ordinary shares.
Class A ordinary shares outstanding prior to exercise of all public warrants and private placement warrants	110,135,811 Class A ordinary shares.
Use of proceeds	We will receive up to an aggregate of approximately $339.6 million from the exercise of all public warrants and private placement warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement to the extent we elect the exercise of such warrants for cash, we intend to use the net proceeds from such exercise for general corporate purposes. To the extent the warrants are exercised on a “cashless” basis, we will receive no proceeds.

We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A ordinary shares. Our warrants are currently out-of-the money, which means that the trading price of the Class A ordinary shares underlying our warrants is below the $11.50 exercise price of the warrants. For so long as the warrants remain “out-of-the money,” we do not expect warrant holders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. See the risk factor entitled “Warrants will be exercisable for our Class A ordinary shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders, and a sale of a substantial number of our securities in the public market could cause the price of our securities to decline” in Item 3.D of our 2023 Form 20-F, which is incorporated by reference in this prospectus, for more information.

Resale of Class A Ordinary Shares and Warrants

Class A ordinary shares offered by the Selling Holders	131,442,733 Class A ordinary shares.
Warrants offered by the Selling Holders	17,869,732 warrants.
Exercise price for warrants	$11.50
Redemption	The warrants are redeemable in certain circumstances. See “Description of Share Capital—Redeemable Warrants” for further discussion.
Use of proceeds
We will not receive any proceeds from the sale of the Class A ordinary shares and warrants to be offered by the Selling Holders. With respect to Class A ordinary shares underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A ordinary shares. Our warrants are currently out-of-the money, which means that the trading price of the Class A ordinary shares underlying our warrants is below the $11.50 exercise price of the warrants. For so long as the warrants remain “out-of-the money,” we do not expect warrant holders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. See the risk factor entitled “—Risks Relating to our Business Operations and Financial Condition—Warrants will be exercisable for our Class A ordinary shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders, and a sale of a substantial number of our securities in the public market could cause the price of our securities to decline” in Item 3.D of our 2023 Form 20-F, which is incorporated by reference in this prospectus, for more information.

Lock-up agreements	Certain securities that are owned by the Selling Holders are subject to the lock-up restrictions pursuant to the 2023 Subscription Agreements which provide for certain restrictions on transfer until the termination of applicable lock-up periods. See the Form of 2023 Subscription Agreement, which is filed as Exhibit 4.9 to the registration statement of which this prospectus is a part. There are currently no other contractual lock-up restrictions currently in place, as those entered into in connection with the Business Combination have expired.
Risk factors
You should consider carefully all of the information that is contained or incorporated by reference in this prospectus and, in particular, you should evaluate the risks described under “Risk Factors” before deciding to invest in our Class A ordinary shares and warrants.

Nasdaq symbol for our Class A ordinary shares	“WALD”
Nasdaq symbol for our warrants	“WALDW”

USE OF PROCEEDS
All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We could receive up to an aggregate of approximately $339.6 million from the exercise of all warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement to the extent we elect the exercise of such warrants for cash, we intend to use the net proceeds from such exercise for general corporate purposes. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A ordinary shares. As of the date of this prospectus, our warrants are “out-of-the money,” which means that the trading price of the Class A ordinary shares underlying our warrants is below the $11.50 exercise price of the warrants. For so long as the warrants remain “out-of-the money,” we do not expect warrant holders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise.
The Selling Holders will pay any underwriting commissions and discounts, and expenses incurred by the Selling Holders for brokerage, marketing costs, or legal services (other than those detailed below). We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, securities or blue sky law compliance fees, Nasdaq listing fees and expenses of our counsel and our independent registered public accounting firm, and fees and expenses of one legal counsel.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully review the risks and uncertainties described below, under the heading “Risk Factors” contained in the applicable prospectus supplement, and in our most recent annual report on Form 20-F, and in our updates, if any, to those risk factors in our reports of foreign private issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. See “Where You Can Find More Information.”
A significant number of our shares are held by members of the Sponsor and the former owner of Obagi.
As of May 15, 2024, members of the Sponsor and its affiliates own a combined ownership interest of 53.7% of our Class A ordinary shares (which includes the Class A ordinary shares issuable upon exercise of warrants), comprised of the following: (i) Burwell holds an ownership interest of 10.4% of the Class A ordinary shares, (ii) Zeno holds an ownership interest of 17.7% of the Class A ordinary shares, (iii) Michel Brousset (individually and as beneficial owner of the shares held by Waldencast Ventures LP) holds an ownership interest of 5.8% of the Class A ordinary shares, and (iv) Beauty Ventures holds an ownership interest of 20.0% of the Class A ordinary shares. In addition, Cedarwalk, the owner of Obagi immediately prior to the close of the Business Combination , holds an ownership interest of 26.0% the Class A ordinary shares.
As a result of such ownership, members of the Sponsor and their affiliates and Cedarwalk exercise significant influence over all matters requiring shareholder approval, including the election and removal of directors, appointment and removal of officers, any amendment of the Constitutional Document, and any approval of significant corporate transactions. Additionally, the interests of the Sponsor and its affiliates and/or Cedarwalk may differ from those of other shareholders. As a result, the concentration of voting power with members of the Sponsor and their affiliates and Cedarwalk may have an adverse effect on the price of our securities.
Future resales of our Class A ordinary shares, including the shares being registered for resale pursuant to this prospectus, may cause the market price of our securities to drop significantly, even if our business is doing well.
Subject to certain exceptions, in connection with the 2023 PIPE Investment, the participating investors agreed not to transfer or sell, during the respective lock-up period, any of the Lock-Up Shares. For 75% of the Lock-Up Shares, the applicable lock-up period means the period beginning on September 14, 2023 for investors in 13,600,000 Class A ordinary shares, the First PIPE Closing Date, or November 8, 2023 for investors in 400,000 Class A ordinary shares, the Second PIPE Closing Date, and ending on the one-year anniversary of the applicable PIPE Closing Date. For 25% of the Lock-Up Shares, the applicable lock-up period means the period beginning on the applicable PIPE Closing Date and ending on the six-month anniversary of the applicable PIPE Closing Date. There are currently no other contractual lock-up restrictions currently in place, as those entered into in connection with the Business Combination have expired.
Following the expiration of each applicable lock-up period, the applicable shareholders will not be contractually restricted from selling our Class A ordinary shares, however other restrictions may apply as a result of applicable securities laws. Additionally, certain of the Class A ordinary shares held by the Sponsor and its affiliates and former members of Milk, who acquired the shares in a private placement, are not contractually restricted from selling any of their Class A ordinary shares, other than by applicable securities laws, including those requiring us to be timely in our reporting obligations. As such, sales of a substantial number of our Class A ordinary shares in the public market could occur at any time subject to applicable securities laws. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A ordinary shares.
As the applicable lock-up periods expire and registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our Class A ordinary shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Sales of our Class A ordinary shares, or the perception of such sales, including by the Selling Holders pursuant to this prospectus, in the public market or otherwise could cause the market price for our Class A ordinary shares to decline and certain of the Selling Holders may still receive significant proceeds.
 The sale of our Class A ordinary shares in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Class A ordinary shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate. Burwell, Zeno, Waldencast Ventures, Cedarwalk and certain Milk Members that collectively beneficially own in excess of 65% of the Company’s outstanding shares in the aggregate will be able to resell their shares for so long as the registration statement of which this prospectus forms a part is available for use (following the expiration of the applicable lock-up restrictions (if any)). See “Risk Factors—Future resales of our Class A ordinary shares, including the shares being registered for resale pursuant to this prospectus, may cause the market price of our securities to drop significantly, even if our business is doing well.” Resales of our Class A ordinary shares may cause the market price of our securities to drop significantly, regardless of the performance of our business.
The Class A ordinary shares being offered for resale under this prospectus, assuming the exercise in full of our public and private placement warrants, would represent approximately 94.1% of shares outstanding of the Company, based on the outstanding shares of the Company as of May 15, 2024 and after giving effect to all such issuances. Of such shares, approximately 37.7% of shares outstanding of the Company as of May 15, 2024 (after giving effect to the issuance of shares upon exercise of outstanding public warrants and private placement warrants), are subject to lock-up restrictions pursuant to which certain of the Selling Holders have agreed not to transfer, assign or sell during the respective lock-up period, which range from six months to twelve months from the closing of the 2023 PIPE Closings (as defined below), subject to certain exceptions. Nonetheless, given the substantial number of Class A ordinary shares being registered for potential resale by the Selling Holders pursuant to this prospectus, the sale of shares by various selling securityholders, or the perception in the market that the shareholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Class A ordinary shares or result in a significant decline in the public trading price of our Class A ordinary shares.
As of the date of this prospectus, the market price of our Class A ordinary shares is below $10.00 per share, which was (i) the price per Legacy Unit sold in the initial public offering, (ii) the per share price of the 11,800,000 Class A ordinary shares issued in the PIPE Investments, (iii) the per Forward Purchase Security price of the 33,300,000 Class A ordinary shares and 11,100,000 warrants issued pursuant the Forward Purchase Agreements, and (iv) the per share value of the consideration issued pursuant to the Obagi Merger Agreement and the per unit value of the consideration issued pursuant to the Milk Equity Purchase Agreement, respectively. However, certain of our Selling Holders hold Class A ordinary shares that were originally purchased by the Sponsor in a private placement prior to the initial public offering at prices that may be significantly below the trading price of our Class A ordinary shares and the sale of which would result in such Selling Holders realizing a significant gain. These shares represent 46.0% of the total number of shares outstanding as of May 15, 2024. Even if our trading price is significantly below $10.00, such holders, including Burwell, Zeno and Waldencast Ventures, may still have an incentive to sell our Class A ordinary shares because they hold founder shares that were originally purchased by the Sponsor at prices lower than the public investors or the current trading price of our Class A ordinary shares. For example, based on the closing price of our Class A ordinary shares of $4.60 as of May 15, 2024, the holders of the 8,625,000 Class A ordinary shares converted from the founder shares would experience a potential profit of up to approximately $4.60 per share, or up to approximately $39.7 million in the aggregate. Public holders of our Class A ordinary shares may not experience a similar rate of return on their shares.

DIVIDEND POLICY
We have not paid any cash dividends on our Class A ordinary shares to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board. Further, our ability to declare dividends may be limited by the terms of financing or other agreements we or our subsidiaries enter into from time to time.

WALDENCAST CLASS A ORDINARY SHARES ELIGIBLE FOR FUTURE SALE
The Class A ordinary shares being offered for resale pursuant to this prospectus by the Selling Holders represent approximately 94.1% of shares outstanding of the Company as of May 15, 2024 (after giving effect to the issuance of shares upon exercise of outstanding public warrants and private placement warrants). Of such shares, 52,683,779 Class A ordinary shares, or approximately 37.7% of shares outstanding of the Company as of May 15, 2024 (after giving effect to the issuance of shares upon exercise of outstanding public warrants and private placement warrants), are subject to the lock-up restrictions pursuant to the 2023 Subscription Agreements, whereby certain of the Selling Holders have agreed not to transfer, assign or sell during the respective lock-up periods (as described below), subject to certain exceptions as described therein.
Lock-Up Restrictions
Pursuant to the 2023 Subscription Agreements, the 2023 PIPE Investors agreed not to transfer or sell, during the respective lock-up period, any (i) 2023 PIPE Shares or (ii) Class A shares held by such holder at or prior to the respective PIPE Closing Dates. For 75% of the Lock-Up Shares, the applicable lock-up period means the period beginning on the applicable PIPE Closing Date and ending on the one-year anniversary of the applicable PIPE Closing Date. For 25% of the Lock-Up Shares, the applicable lock-up period means the period beginning on the applicable PIPE Closing Date and ending on the six-month anniversary of the applicable PIPE Closing Date.
Registration Rights
The holders of the sponsor shares, private placement warrants, and warrants that were issued upon conversion of the Working Capital Loan(and any Class A ordinary shares issuable upon (i) the exercise of the private placement warrants, including the Working Capital Warrants (as defined below) and (ii) the conversion of the sponsor shares) are entitled to registration rights pursuant to a registration rights agreement dated March 15, 2021 (the “Legacy Registration Rights Agreement”) requiring us to register such securities for resale (in the case of the sponsor shares, only after conversion to our Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.
We, the Sponsor, the members of the Sponsor and certain of our shareholders, Obagi and Milk and certain of their respective affiliates entered into an amended and restated registration rights agreement, dated July 27, 2022 (the “Registration Rights Agreement”), pursuant to which we agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain of our Class A ordinary shares and our other securities that are held by the parties thereto from time to time, subject to the restrictions on transfer therein. The Registration Rights Agreement amended and restated the Legacy Registration Rights Agreement and terminates with respect to any party thereto, on the date that such party no longer holds any Registrable Securities (as defined therein).
In August 2022, we filed a registration statement on Form F-1 to register up to 121,120,063 Class A ordinary shares, consisting of (i) 8,545,000 Class A ordinary shares converted from the sponsor shares; (ii) 80,000 Class A ordinary shares converted from the founder shares held by the Investor Directors; (iii) 20,000 Class A ordinary shares issued to Aaron Chatterley in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, in connection with the consummation of the Business Combination; (iv) 28,237,506 Class A ordinary shares issued pursuant to the Obagi Merger Agreement; (v) 21,104,225 Class A ordinary shares issuable in exchange for 21,104,225 Class B ordinary shares pursuant to the

Milk Equity Purchase Agreement; (vi) 11,800,000 Class A ordinary shares issued in the PIPE Investments; (vii) 33,300,000 Class A ordinary shares issued pursuant to the FPAs; and (viii) 18,033,332 Class A ordinary shares issuable in respect of the private placement warrants, pursuant to the Registration Rights Agreement.
The foregoing description of the Registration Rights Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference thereto, a copy of which is attached as Exhibit 4.5 to this prospectus and the terms of which are incorporated by reference herein.
2023 PIPE Transaction
In September 2023, we entered into the 2023 Subscription Agreements with the 2023 PIPE Investors, pursuant to, and on the terms and subject to the conditions of which, the 2023 PIPE Investors collectively subscribed for the 2023 PIPE Shares in a private placement at a purchase price of $5.00 each per share, for aggregate gross proceeds of $70.0 million. The 2023 PIPE Investment was anchored by a $50.0 million investment by a Beauty Ventures stakeholder. The remainder of the 2023 PIPE Investors were certain existing shareholders including Cedarwalk, and certain members of the Sponsor, Mr. Brousset and Ms. Sebti. The 2023 Subscription Agreements relating to approximately $68.0 million of proceeds was consummated in September 2023, with the closing of the 2023 Subscription Agreements relating to the remaining approximately $2.0 million occurring in November 2023. The 2023 Subscription Agreements for the 2023 PIPE Investors provided for certain lock-up restrictions as described above under “Lock-up Restrictions”.
The 2023 Subscription Agreements also provide for certain registration rights pursuant to which Waldencast is required to, as soon as practicable but no later than 60 days following the SEC notice that the post-effective amendment filed in connection with the Company’s Registration Statement on Form F-1, has been declared effective, submit to or file with the SEC a registration statement registering the resale of such shares. Additionally, Waldencast is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies us that it will review the registration statement and (ii) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. We must use commercially reasonable efforts to keep the registration statement effective until the earliest of: (i) the date the 2023 PIPE Investors no longer hold any registrable shares, (ii) the date all registrable shares held by the 2023 PIPE Investors may be sold without restriction under Rule 144 under the Securities Act and (iii) two years from the date of effectiveness of the registration statement.
The foregoing description of the 2023 Subscription Agreements and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by, the full text of the form of Subscription Agreement, the form of which is attached as Exhibit 4.9 to this prospectus and incorporated by reference herein.

SELLING HOLDERS
This prospectus relates to the resale from time to time by certain of the Selling Holders of: (1) up to 131,442,733 Class A ordinary shares, consisting of (i) 8,545,000 Class A ordinary shares converted from the founder shares held in the aggregate by Burwell, Zeno and Waldencast Ventures (each, a member of the Sponsor); (ii) 80,000 Class A ordinary shares converted from the founder shares held by the Investor Directors; (iii) 20,000 Class A ordinary shares issued to Aaron Chatterley, one of our independent directors, in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, in connection with the consummation of the Business Combination; (iv) 28,237,506 Class A ordinary shares issued in connection with the Business Combination as the equity portion of the merger consideration pursuant to the Obagi Merger Agreement at an acquiror share value of $10.00 per share; (v) 21,103,225 Class A ordinary shares issuable in exchange for 21,103,225 Waldencast LP Common Units (and the redemption by Waldencast of an equivalent number of Class B ordinary shares held by such holder for no additional consideration) issued in connection with the Business Combination as the equity portion of the transaction consideration pursuant to the Milk Equity Purchase Agreement at a common unit value of $10.00 per unit; (vi) 8,848,070 Class A ordinary shares issued in the PIPE Investments pursuant to the PIPE Subscription Agreements, at a purchase price of $10.00 per share at the closing of the Business Combination; (vii) 32,809,200 Class A ordinary shares issued pursuant to the Forward Purchase Agreements, which Forward Purchase Securities were issued at a purchase price of $10.00 per Forward Purchase Security at the closing of the Business Combination; (viii) 17,869,732 Class A ordinary shares issuable upon the exercise of the private placement warrants and (ix) 13,930,000 Class A ordinary shares issued in the 2023 PIPE Investment pursuant to the 2023 Subscription Agreements, at a purchase price of $5.00 per share; and (2) up to 17,869,732 private placement warrants, which private placement warrants were issued in a private placement at the time of our initial public offering, at a purchase price of $1.50 per private placement warrant;
Following the expiration of the applicable lock-up restrictions described herein, the sale of all of the securities registered for resale hereunder (and the Class A ordinary shares issuable upon exercise of our warrants), or the perception that such sales may occur, may cause the market prices of our securities to decline significantly. Despite such a decline in price, our Sponsor and our holders may still experience a positive rate of return on the shares purchased by them due to the lower price per share at which its shares were purchased. See “Risk Factors—Risks Relating to our Business Operations and Financial Condition—Sales of our Class A ordinary shares, or the perception of such sales, including by the Selling Holders pursuant to this prospectus, in the public market or otherwise could cause the market price for our Class A ordinary shares to decline and certain of the Selling Holders may still receive significant proceeds” in Item 3.D of our 2023 Form 20-F, which is incorporated by reference in this prospectus, for more information. On May 15, 2024, the last reported sale price of our Class A ordinary shares on Nasdaq was $4.60 per share and the last reported sale price of our warrants on Nasdaq was $0.285. Even if our trading price is significantly below $10.00, the offering price for the Legacy Units offered in our initial public offering, the per share price of the shares issued in the PIPE Investments and the per Forward Purchase Security price of the Forward Purchase Securities issued pursuant to the Forward Purchase Agreements, certain of the Selling Holders, including Burwell, Zeno and Waldencast Ventures, may still have an incentive to sell our Class A ordinary shares because they hold founder shares that were originally purchased by the Sponsor at prices lower than the public investors or the current trading price of our Class A ordinary shares. For example, based on the closing price of our Class A ordinary shares of $4.60 as of May 15, 2024, the holders of the 8,625,000 Class A ordinary shares converted from the founder shares would experience a potential profit of up to approximately $4.60 per share, or up to approximately $39.7 million in the aggregate. Public holders of our Class A ordinary shares may not experience a similar rate of return on their shares as a result of these variations in share prices.

The Selling Holders may from time to time offer and sell any or all of the Class A ordinary shares and warrants set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table and in the footnotes in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus is a part or by supplement to this prospectus), and any pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the Class A ordinary shares or warrants after the date of this prospectus such that registration rights shall apply to those securities.
The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of Class A ordinary shares or warrants, as applicable, that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 110,135,811 Class A ordinary shares and 29,533,282 warrants outstanding, in each case, as of May 15, 2024. In calculating percentages of Class A ordinary shares owned by a particular Selling Holder, we treated as outstanding the number of Class A ordinary shares issuable upon exercise of that particular Selling Holder’s warrants, if any, and did not assume the exercise of any other Selling Holder’s warrants.
We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A ordinary shares or warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A ordinary shares and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Class A Ordinary Shares and Warrants

	Beneficial Ownership of Securities Before the Offering				Securities to be Sold in the Offering		Beneficial Ownership of Securities After the Offering
Name of Selling Shareholder(0)	Number of Class A Ordinary Shares**	%	Number of Warrants	%	Number of Class A Ordinary Shares**	Number of Warrants	Number of Class A Ordinary Shares**	%	Number of Warrants	%
Cedarwalk Skincare Ltd(1)	28,637,506	26.0%	—	—	28,637,506	—	—	—	—	—
Beauty Ventures LLC(2)	22,412,266	19.4%	5,603,066	19.0%	22,412,266	5,603,066	—	—	—	—
Zeno Investment Master Fund(3)	20,500,709	17.7%	5,977,776	20.2%	20,500,709	5,977,776	—	—	—	—
Burwell Mountain Trust(4)	11,826,110	10.2%	3,977,777	13.5%	11,826,110	3,977,777	—	—	—	—
Santa Venerina Inv. & Arbitrage Ltd.(5)	10,000,000	9.1%	—	—	10,000,000	—	—	—	—	—
Main Post Growth Capital, L.P.(6)	6,090,058	5.5%	—	—	6,090,058	—	—	—	—	—
Waldencast Ventures, LP(7)	5,159,447	4.6%	2,311,113	7.8%	5,159,447	2,311,113	—	—	—	—
Amorepacific Group(8)	2,791,641	2.5%	—	—	2,791,641	—	—	—	—	—
Erez Shternlicht(9)	2,610,803	2.4%	—	—	2,610,803	—	—	—	—	—

Mazdack Rassi(10)	2,610,803	2.4%	—	—	2,610,803	—	—	—	—	—
Moishe Mana(11)	2,610,803	2.4%	—	—	2,610,803	—	—	—	—	—
ACG Dairy LLC(12)	2,305,318	2.1%	—	—	2,305,318	—	—	—	—	—
Truxt Brazil Long Bias(13)	2,082,154	1.9%	—	—	2,082,154	—	—	—	—	—
Annapurna Investment Fund Ltd.(14)	1,328,927	1.2%	—	—	1,328,927	—	—	—	—	—
LMC Investments Inc.(15)	1,000,000	*	—	—	1,000,000	—	—	—	—	—
WPA International LP (16)	1,000,000	*	—	—	1,000,000	—	—	—	—	—
Kosmin Fund Ltd.(17)	999,000	*	—	—	999,000	—	—	—	—	—
Scott Sassa (18)	894,164	*			894,164
Truxt Brazil Valor (13)	753,848	*	—	—	753,848	—	—	—	—	—
SIP CAPITAL FUND LTD(19)	578,000	*	—	—	578,000	—	—	—	—	—
Fitpart DSF Fund Ltd.(20)	547,473	*	—	—	547,473	—	—	—	—	—
Yisroel Zahler(21)	500,000	*	—	—	500,000	—	—	—	—	—
IGFWM INTERNATIONAL GROWTH FUND LTD.(22)	478,000	*	—	—	478,000	—	—	—	—	—
LTS Investments Fund LP – Class 27(23)	400,000	*	—	—	400,000	—	—	—	—	—
Dianna Spiridon Ruth (24)	396,545	*	—	—	396,545	—	—	—	—	—
Georgia Greville Jasper (25)	396,545	*	—	—	396,545	—	—	—	—	—
Suzanna Roberts Rassi (26)	396,545	*	—	—	396,545	—	—	—	—	—
Azulona LLC(27)	339,000	*	—	—	339,000	—	—	—	—	—
VINTAGE VENTURE CAPITAL FUND LTD.(28)	300,000	*	—	—	300,000	—	—	—	—	—
Rohto Pharmaceutical Co., Ltd.(29)	250,000	*	—	—	250,000	—	—	—	—	—
Strategic Portfolio Management (Bahamas) Fund Ltd.(30)	240,000	*	—	—	240,000	—	—	—	—	—
LTS Investments Fund LP – Class 43(31)	198,000	*	—	—	198,000	—	—	—	—	—

KPX International Holdings S.à.r.l.(32)	150,000	*	—	—	150,000	—	—	—	—	—
Delta Point Total Return Fund Ltd.(33)	129,000	*	—	—	129,000	—	—	—	—	—
Nexus Limited(34)	100,000	*	—	—	100,000	—	—	—	—	—
Truxt Brazil Long Short(13)	85,293	*	—	—	85,293	—	—	—	—	—
Truxt Investments – Equity Long Only Master Fund LLC(13)	76,009	*	—	—	76,009	—	—	—	—	—
Marcelo Pradez de Faria Stallone(35)	63,000	*	—	—	63,000	—	—	—	—	—
Truxt Brazil Macro(13)	51,766	*	—	—	51,766	—	—	—	—	—
Thovinick Company Limited(36)	29,000	*	—	—	29,000	—	—	—	—	—
Sarah Brown	20,000	*	—	—	20,000	—	—	—	—	—
Aaron Chatterley	20,000	*	—	—	20,000	—	—	—	—	—
Juliette Hickman	20,000	*	—	—	20,000	—	—	—	—	—
Lindsay Pattison	20,000	*	—	—	20,000	—	—	—	—	—
Zack Werner	20,000	*	—	—	20,000	—	—	—	—	—
Fitpart Discovery Fund Ltd.(37)	10,000	*	—	—	10,000	—	—	—	—	—
Fitpart Capital Opportunities IC Fund(38)	5,000	*	—	—	5,000	—	—	—	—	—
Fitpart Horizon Fund Ltd.(39)	5,000	*	—	—	5,000	—	—	—	—	—
Fitpart High Yield IC Fund(40)	5,000	*	—	—	5,000	—	—	—	—	—

*    Less than 1%.
**    Includes Class A shares issuable upon exercise of warrants.
(0)    Unless otherwise noted, the business address for each of those listed in the table above is c/o Waldencast plc, 10 Bank Street, Suite 560, White Plains, NY 10606.
(1)Based on information available to us, Cedarwalk Skincare Ltd. directly holds 28,637,506 Class A ordinary shares. CWC Skincare Ltd. (“CWC”) is the sole shareholder of Cedarwalk Skincare Ltd., and Sijue Dai is the sole shareholder of CWC and the Director of each of Cedarwalk Skincare Ltd. and CWC. Each of CWC and Mr. Dai may be deemed to be the beneficial owner of 28,637,506 Class A ordinary shares. The business address of each is c/o Cedarwalk Skincare Limited, Rm 3001-3010, 30/F, China Resource Building, 26 Harbour Road, Wanchai, Hong Kong.
(2)The securities reported by Beauty Ventures LLC herein reflect (i) 22,412,266 Class A ordinary shares (comprised of 16,809,200 Class A ordinary shares and 5,603,066 warrants) and (ii) 5,603,066 Class A ordinary shares issuable upon exercise of warrants. Waldencast Long-Term Capital LLC, our Sponsor, is the managing member of Beauty Ventures. The voting and investment power of our Sponsor is exercised jointly by Waldencast Ventures, LP, Burwell Mountain Trust, and Zeno Investment Master Fund. Waldencast Ventures, LP is controlled by Michel Brousset. Burwell Mountain PTC LLC is the trustee of Burwell Mountain Trust, a non-grantor, fully discretionary dynasty trust duly organized under Wyoming law. Zeno Investment Master Fund is controlled by Cristiano Souza. See footnotes 3, 4, and 7 for further details.

(3)The securities reported by Zeno Investment Master Fund, (f/k/a Dynamo Master Fund) consist of beneficial ownership over 20,500,709 Class A ordinary shares (comprised of 14,522,933 Class A ordinary shares and 5,766,666 Class A ordinary shares issuable upon exercise of the Private Placement Warrants). Zeno Equity Partners LLP, a British limited liability partnership, is the investment manager of Zeno Investment Master Fund. Cristiano Souza is the controlling shareholder of Zeno Equity Partners LLP. The business address of each of Zeno Equity Partners LLP and Mr. Souza is 272 Kings Road, College House 3rd floor, London SW3 5AW.. The business address of Zeno Investment Master Fund is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands.
(4)Burwell Mountain Trust directly holds 11,826,110 Class A ordinary shares (consisting of 7,848,333 Class A ordinary shares and 3,977,777 Private Placement Warrants) and Private Placement Warrants exercisable for 3,977,777 Class A ordinary shares. Burwell Mountain PTC LLC, as trustee of Burwell Mountain Trust, has the sole voting and dispositive power over the shares held on behalf of the Burwell Mountain Trust, a non-grantor, fully discretionary dynasty trust duly organized under Wyoming law of which Felipe Dutra and his descendants are eligible beneficiaries. Burwell Mountain PTC LLC is an independent trustee over which Mr. Dutra has no control. The business address of each is 270 W. Pearl, Suite 103, Jackson, WY 83001. Burwell Mountain PTC LLC, as trustee of the Burwell Mountain Trust, pledged substantially all of the reported securities held by it pursuant to a loan agreement with customary default provisions. In the event of a default under the loan agreement, the secured parties may foreclose upon any and all securities pledged to them.
(5)TF Executive Entity may be deemed to have sole voting and dispositive power over the 10,000,000 Class A ordinary shares held by Santa Venerina Inv. & Arbitrage Ltd. The business address of Santa Venerina Inv. & Arbitrage Ltd. is East Bay Street, P.O. Box N-7757, Nassau, Bahamas.
(6)The securities reported for Main Post Growth Capital, L.P. reflect 6,090,058 Class A ordinary shares issuable in exchange for Waldencast LP Common Units (and the redemption by Waldencast of an equivalent number of Class B ordinary shares held by such holder for no additional consideration). R. Sean Honey may be deemed to have sole voting and dispositive power over the shares. The business address of Main Post Growth Capital, L.P. is One Embarcadero Center, Suite 3500, San Francisco, CA 94111.
(7)Waldencast Ventures, LP holds (i) 2,848,334 Class A ordinary shares, (ii) 1,977,779 Class A ordinary shares issuable upon exercise of the Private Placement Warrants and (iii) 333,334 Class A ordinary shares issuable upon exercise of the Working Capital Loan warrants. Michel Brousset, our Chief Executive Officer, is the chief executive officer of Waldencast Management, LLC, the general partner of Waldencast Ventures, LP.
(8)The securities reported for Amorepacific Group reflect 2,791,641 Class A ordinary shares issuable in exchange for Waldencast LP Common Units (and the redemption by Waldencast of an equivalent number of Class B ordinary shares held by such holder for no additional consideration). The business address of Amorepacific Group is 100, Hangang-daero, Yongsan-gu, Seoul, Korea.
(9)The securities reported for Erez Shternlicht reflect 2,610,803 Class A ordinary shares issued or issuable in exchange for Waldencast LP Common Units (and the redemption by Waldencast of an equivalent number of Class B ordinary shares held by such holder for no additional consideration).
(10)The securities reported for Mazdack Rassi reflect 2,610,803 Class A ordinary shares issued or issuable in exchange for Waldencast LP Common Units (and the redemption by Waldencast of an equivalent number of Class B ordinary shares held by such holder for no additional consideration).
(11)The securities reported for Moishe Mana reflect 2,610,803 Class A ordinary shares issued or issuable in exchange for Waldencast LP Common Units (and the redemption by Waldencast of an equivalent number of Class B ordinary shares held by such holder for no additional consideration).
(12)The securities reported for ACG Dairy LLC reflect 2,305,318 Class A ordinary shares issuable in exchange for Waldencast LP Common Units (and the redemption by Waldencast of an equivalent number of Class B ordinary shares held by such holder for no additional consideration). Josh Goldin and Julian Steinberg may be deemed to have shared voting and dispositive power over the shares. The business address of ACG Dairy LLC is c/o Alliance Consumer Growth, LLC, 410 Park Ave., Suite 600, New York, NY 10022.
(13)Truxt Investimentos Ltda. may be deemed to have voting and dispositive power with regard to (i) 85,293 Class A ordinary shares held by Truxt Brazil Long Short; (ii) 2,082,154 Class A ordinary shares held by Truxt Brazil Long Bias; (iii) 51,766 Class A ordinary shares held by Truxt Brazil Macro; (iv) 753,848 Class A ordinary shares held by Truxt Brazil Valor; and (v) 76,009 Class A ordinary shares held by Truxt Investments – Equity Long Only Master Fund LLC. José Alberto Tovar Barreto de Melo and Bruno de Godoy Garcia are the controlling persons of Truxt Investimentos Ltda. and may be deemed to have shared voting and dispositive power with regard to such securities. The business address of Truxt Investimentos Ltda. is Av. Ataulfo de Paiva, 153, 6 floor, Leblon, Rio de Janeiro, RJ, 22440-032 Brazil.
(14)Fitpart Fund Administration Services Ltd. may be deemed to have sole voting and dispositive power with regard to the 1,328,927 Class A ordinary shares. The business address of Annapurna Investment Fund Ltd. is Bahamas Financial Centre, 4th Floor, Shirley and Charlotte Street, P.O. Box CB-13515, Nassau, The Bahamas.
(15)Carlos Eduardo Sanchez may be deemed to have sole voting and dispositive power with regard to the 1,000,000 Class A ordinary shares. The business address of LMC Investments Inc. is Goodmans Bay Corporate Centre, 2nd Floor West Bay Street, P.O. Box SP 61567, Nassau, The Bahamas.

(16)Edward Henrique de Sá (herein representing WPA International L.P.) may be deemed to have sole voting and dispositive power with regard to the 1,000,000 Class A ordinary shares. The business address of WPA International LP is Av. Prefeito Waldemar Grubba, 2633, Sala C, Vila Lalau Jaraguá do Sul, SC Brazil 89256-900.
(17)Kosmin Fund Ltd. may be deemed to have shared voting and dispositive power with regard to its 999,000 Class A ordinary shares. The business address of Kosmin Fund Ltd. is Craigmuir Chambers – Road Town, Tortola VG 1110, British Virgin Islands.
(18)The securities reported for Scott Sassa reflect 894,164 Class A ordinary shares issuable in exchange for Waldencast LP Common Units (and the redemption by Waldencast of an equivalent number of Class B ordinary shares held by such holder for no additional consideration). Scott Sassa’s beneficial ownership includes an additional 432,082 Class A ordinary shares held by Extra-Crummey Trust, dated August 25, 2014, over which Mr. Sassa may be deemed to beneficially own.
(19)Marco Racy Kheirallah may be deemed to have sole voting and dispositive power with regard to the 578,000 Class A ordinary shares. The business address of SIP Capital Fund Ltd. is Rua Jeronimo da Veiga, n 45, cj 141, São Paulo – SP, Brazil 04536-000.
(20)Fitpart Fund Administration Services Ltd. may be deemed to have sole voting and dispositive power with regard to the 547,473 Class A ordinary shares. The business address of Fitpart DSF Fund Ltd. is Bahamas Financial Centre, 4th Floor, Shirley and Charlotte Street, P.O. Box CB-13515, Nassau, The Bahamas.
(21)The business address of Yisroel Zahler is 15 Holt Drive, Stony Point, NY 10980.
(22)Soraya Miranda Rodrigues and Pedro Miranda Rodrigues may be deemed to have voting and dispositive power with regard to the 478,000 Class A ordinary shares. The business address of IGFWM International Growth Fund Ltd. is The Bahamas Financial Centre, 4th Floor, Shirley & Charlotte Streets, N-4801, Nassau, The Bahamas.
(23)LTS Investments GP Ltd. may be deemed to have sole voting and dispositive power with regard to the 400,000 Class A ordinary shares. The business address of LTS Investments Fund LP – Class 27 is The Bahamas Financial Centre, 2nd Floor, Shirley and Charlotte Street, Nassau, The Bahamas, P.O. Box N-1175.
(24)The securities reported for Dianna Spiridon Ruth reflect 396,545 Class A ordinary shares issuable in exchange for Waldencast LP Common Units (and the redemption by Waldencast of an equivalent number of Class B ordinary shares held by such holder for no additional consideration).
(25)The securities reported for Georgia Greville Jasper reflect 396,545 Class A ordinary shares issuable in exchange for Waldencast LP Common Units (and the redemption by Waldencast of an equivalent number of Class B ordinary shares held by such holder for no additional consideration).
(26)The securities reported for Suzanna Roberts Rassi reflect 396,545 Class A ordinary shares issuable in exchange for Waldencast LP Common Units (and the redemption by Waldencast of an equivalent number of Class B ordinary shares held by such holder for no additional consideration).
(27)Claudio Moniz Barretto Garcia may be deemed to have sole voting and dispositive power with regard to the 339,000 Class A ordinary shares. The business address of Azulona LLC is c/o Katsky Korins LLP, 605 Third Avenue, New York, NY 10158.
(28)Guilherme Amaral Ferraz and José Ricardo de Paulo may be deemed to have voting and dispositive power over the 300,000 Class A ordinary shares. The business address of Vintage Venture Capital Fund Ltd. is Good-man’s Bay Corporate Centre, 2nd Floor, West Bay Street, SP-61567, Nassau, New Providence, The Bahamas.
(29)The business address of Rohto Pharmaceutical Co., Ltd. is 29F Grand Front Osaka Tower B, 3-1 Ofuka-cho. Kita-ku, Osaka 530-0011 Japan.
(30)Marcelo Pareira Lopes de Medeiros and Marcelo Pinto Duarte Barbará may be deemed to have shared voting and dispositive power with regard to the 240,000 Class A ordinary shares. The business address of Strategic Portfolio Management (Bahamas) Fund Ltd is Goodman’s Bay Corporate Centre, 2nd floor, 309 Weste Bay Street, Nassau, Bahamas.
(31)LTS Investments GP Ltd. may be deemed to have sole voting and dispositive power with regard to the 198,000 Class A ordinary shares. The business address of LTS Investments Fund LP – Class 43 is The Bahamas Financial Centre, 2nd Floor, Shirley and Charlotte Street, Nassau, The Bahamas, P.O. Box N-1175.
(32)The securities reported for KPX International Holdings S.à.r.l. include 150,000 Class A ordinary shares. As beneficial owners of the shares of KPX International Holdings S.à.r.l., Claudio Luiz da Silva Haddad and Rosalie Rahal Haddad may be deemed to have ultimate voting and dispositive power over the securities. The business address of KPX International Holdings S.à.r.l. is 2 Boulevard de la Foire, L-1528, Luxembourg.
(33)Fitpart Fund Administration Services Ltd. may be deemed to have sole voting and dispositive power with regard to the 129,000 Class A ordinary shares. The business address of Delta Point Total Return Fund Ltd. is Bahamas Financial Centre, 4th Floor, Shirley and Charlotte Street, P.O. Box CB-13515, Nassau, The Bahamas.

(34)Amalia Cristina Spinardi Thompson Motta is the controlling person of Nexus Limited and may be deemed to have sole voting and dispositive power with regard to the 100,000 Class A ordinary shares. The business address of Nexus Limited is 2nd Fl., Goodman’s Bay Corporate Centre, West Bay Street, P.O. Box SP-61567, Nassau, The Bahamas.
(35)The securities reported for Marcelo Pradez de Faria Stallone reflect 63,000 Class A ordinary shares. The business address of Marcelo Pradez de Faria Stallone is Avenida Prefeito Mendes De Morais, 808 AP. 1001, Rio De Janeiro, CEP 22610-095, Brazil.
(36)The securities reported by Thovinick Company Limited reflect 29,000 Class A ordinary shares obtained in the September 2023 PIPE. Marcio Verri Bigoni and Vivian Jessica Blair Bigoni may be considered to have voting and dispositive power over the shares. The business address of Thovinick Company Limited is Poinciana House South, 2nd Floor, Easy Bay Street, P.O. Box N3930, Nassau, Bahamas.
(37)Fitpart Fund Administration Services Ltd. may be deemed to have sole voting and dispositive power with regard to the 10,000 Class A ordinary shares. The business address of Fitpart Discovery Fund Ltd. is Bahamas Financial Centre, 4th Floor, Shirley and Charlotte Street, P.O. Box CB-13515, Nassau, The Bahamas.
(38)Fitpart Fund Administration Services Ltd. may be deemed to have sole voting and dispositive power with regard to the 5,000 Class A ordinary shares. The business address of Fitpart Capital Opportunities IC Fund is Bahamas Financial Centre, 4th Floor, Shirley and Charlotte Street, P.O. Box CB-13515, Nassau, The Bahamas.
(39)Fitpart Fund Administration Services Ltd. may be deemed to have shared voting and dispositive power with regard to the 5,000 Class A ordinary shares. The business address of Fitpart Horizon Fund Ltd. is Bahamas Financial Centre, 4th Floor, Shirley and Charlotte Street, P.O. Box CB-13515, Nassau, The Bahamas.
(40)Fitpart Fund Administration Services Ltd. may be deemed to have shared voting and dispositive power with regard to the 5,000 Class A ordinary shares. The business address of Fitpart High Yield IC Fund is Bahamas Financial Centre, 4th Floor, Shirley and Charlotte Street, P.O. Box CB-13515, Nassau, The Bahamas.

DESCRIPTION OF SHARE CAPITAL
General
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Constitutional Document and the provisions of applicable law. We strongly urge you to read the Constitutional Document in its entirety for a complete description of the rights and preferences of our securities. A copy of the Constitutional Document is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
Our authorized share capital is $112,500.00 divided into 1,000,000,000 Class A ordinary shares with a par value of $0.0001 each, 100,000,000 Class B ordinary shares with a par value of $0.0001 each and 25,000,000 preference shares with a par value of $0.0001 each.
The issued and outstanding Class A ordinary shares are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, there were (i) Class A ordinary shares issued and outstanding, (ii) Class B ordinary shares issued and outstanding, (iii) no Waldencast preferred shares outstanding, (iv) private placement warrants outstanding and (v) public warrants outstanding.
Class A Ordinary Shares
Voting Rights
Each of our Class A ordinary shares entitles the holder to one vote on all matters upon which our Class A ordinary shares are entitled to vote.
Dividends
The holders of our Class A ordinary shares are entitled to such dividends as may be declared by our Board, subject to the Jersey Companies Law and the Constitutional Document. Dividends and other distributions on issued and outstanding ordinary shares may be paid out of the funds of Waldencast plc lawfully available for such purpose, subject to any preference of any of our outstanding preferred shares. Dividends and other distributions will be distributed among the holders of our Class A ordinary shares on a pro rata basis.
Liquidation, Dissolution and Winding Up
On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of our Class A ordinary shares), assets available for distribution among the holders of our Class A ordinary shares shall be distributed among the holders of our Class A ordinary shares on a pro rata basis.
Variation of Rights
The rights attached to any class of our shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the sanction of a special resolution passed at a general meeting or by the written consent of the holders of two-thirds of the shares of that class or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

Transfer of our Class A Ordinary Shares
Any shareholder may transfer all or any of his or her Class A ordinary shares by an instrument of transfer in the usual or common form or any other form prescribed by the designated stock exchange or as otherwise approved by our Board. In addition, the articles of association prohibit the transfer of our shares in breach of the rules or regulations of the designated stock exchange or any relevant securities laws (including the Exchange Act).
Appointment and Removal of Directors
Our Board is divided into three classes, Class I Directors, Class II Directors and Class III Directors, with only one class of directors being elected in each year and each class serving a three-year term. Class I directors were elected to an initial one-year term (and three-year terms subsequently), the Class II directors were elected to an initial two-year term (and three-year terms subsequently) and the Class III directors were elected to an initial three-year term (and three-year terms subsequently).
Our directors may by ordinary resolution appoint any person to be a director to fill a vacancy on our Board or as an addition to the existing Board, subject to the remaining provisions of the Constitutional Document, the Investor Rights Agreement, applicable law and the listing rules of the designated stock exchange. Any director so appointed shall hold office until the expiration of the terms of such class of directors or until his earlier death, resignation or removal.
A director may be appointed or removed from office by a simple majority of the shareholders entitled to vote by ordinary resolution.
The appointment and removal of directors is subject to the applicable rules of the designated stock exchange and to the provisions of the Investor Rights Agreement.
The detailed procedures of the nomination of persons proposed to be elected as directors at any of our general meetings are set out in the Constitutional Document.
Indemnification of Directors and Officers
To the fullest extent permitted by law, the Constitutional Document provides that our directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud, willful neglect or willful default.
Class B Ordinary Shares
Voting Rights
Each of our Class B ordinary shares entitles the holder to one vote on all matters upon which our Class B ordinary shares are entitled to vote. Holders of our Class B ordinary shares vote together with holders of our Class A ordinary shares as a single class.
Dividends
Holders of our Class B ordinary shares are not entitled to dividends in respect of their Class B ordinary shares.

Liquidation, Dissolution and Winding Up
Upon our liquidation, dissolution or winding up, the holders of our Class B ordinary shares will not be entitled to receive any of our assets, except to the extent of the par value of their Class B ordinary shares, pro rata with the distributions to our Class A ordinary shares.
Mergers, Consolidation or Tender or Exchange Offer
Holders of our Class B ordinary shares are not entitled to receive consideration in the form of cash or property (other than stock consideration) in the event of a merger, consolidation or other business combination requiring the approval of our shareholders or a tender or exchange offer to acquire any of our ordinary shares.
Transfer
Our Class B ordinary shares are not transferable unless a corresponding number of Waldencast LP Common Units are simultaneously transferred to the same person in compliance with the restrictions on transfer contained in the Amended and Restated Waldencast Partners LP Agreement.
Issuance
There will be no further issuances of our Class B ordinary shares.
Exchange
When a Waldencast LP Common Unit is redeemed at the option of the holder of such Waldencast LP Common Unit, or, if such option is exercised, is exchanged at our option, a corresponding Class B ordinary share will automatically be surrendered to us and retired for no consideration.
Other Provisions
Holders of our Class B ordinary shares will not have any pre-emptive or other subscription rights.
Preferred Shares
Our Board may provide for other classes of shares, including series of preferred shares, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by our Board. If any preferred shares are issued, the rights, preferences and privileges of holders of our ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.
Redeemable Warrants
Public Shareholders’ Warrants
Each whole warrant will entitle the holder to purchase one of our Class A ordinary shares at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering on March 18, 2021, except as described below. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of our Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire on July 27, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any of our Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of our Class A ordinary shares issuable upon exercise of the public warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
During any period in which our Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of our Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of our Class A ordinary shares underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of our Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent (as defined below).
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the public warrants become exercisable, we may redeem the public warrants (except as described herein with respect to the private placement warrants):
•in whole and not in part;
•at a price of $0.10 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price of our Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Redeemable Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”).

We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of our Class A ordinary shares issuable upon exercise of the public warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the second to last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Redeemable Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the public warrants become exercisable, we may redeem the outstanding warrants:
•in whole and not in part;
•at $0.01 per public warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below) except as otherwise described below;
•if, and only if, the Reference Value (as defined above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Redeemable Warrants—Public Shareholders’ Warrants-Anti-dilution Adjustments”); and
•if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Redeemable Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.
During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of our Class A ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Redeemable Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for our Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when our Class A ordinary shares are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the public warrants. We have established this redemption feature to provide us with the flexibility to redeem the public warrants without the public warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the public warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the public warrants when our Class A ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the public warrants when our Class A ordinary shares are trading at a price below the exercise price of the public warrants, this could result in the warrant holders receiving fewer of our Class A ordinary shares than they would have received if they had chosen to wait to exercise their warrants for our Class A ordinary shares if and when such Class A ordinary shares were trading at a price higher than the exercise price of $11.50.
No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of our Class A ordinary shares to be issued to the holder. If, at the time of redemption, the public warrants are exercisable for a security other than our Class A ordinary shares pursuant to the Warrant Agreement (for instance, if we are not the surviving company in the Business Combination), the public warrants may be exercised for such security. At such time as the public warrants become exercisable for a security other than our Class A ordinary shares, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the public warrants.
Redemption Procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s (as defined below) actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of our Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments. If the number of issued and outstanding Class A ordinary shares is increased by a capitalization or share dividend payable in our Class A ordinary shares, or by a split-up of our Class A ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of our Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Class A ordinary shares. A rights offering made to all or substantially all holders of our Class A ordinary shares entitling holders to purchase our Class A ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of our Class A ordinary shares equal to the product of (1) the number of our Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Class A ordinary shares) and (2) one minus the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for our Class A ordinary shares, in determining the price payable for our Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of our Class A ordinary shares during the 10 trading day period ending on the trading day prior to the first date on which our Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the public warrants are outstanding and unexpired, pay to all or substantially all of the holders of our Class A ordinary shares a dividend or make a distribution in cash, securities or other assets to the holders of our Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the public warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on our Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.
If the number of issued and outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of our Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of our Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Class A ordinary shares.
Whenever the number of our Class A ordinary shares purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of our Class A ordinary shares purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of our Class A ordinary shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of our Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their warrants immediately prior to such event.

However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of our Class A ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of our Class A ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The warrants are issued in registered form under a Warrant Agreement between the Warrant Agent (as defined below) and us. The Warrant Agreement provides that (a) the terms of the public warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the public warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the public warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or working capital warrants or any provision of the Warrant Agreement with respect to the private placement warrants, forward purchase warrants or working capital warrants, at least 65% of the then outstanding private placement warrants or working capital warrants, respectively. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms part, for a complete description of the terms and conditions applicable to the public warrants.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive our Class A ordinary shares. After the issuance of our Class A ordinary shares upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the U.S. are the sole and exclusive forum.
Private Placement Warrants
So long as they are held by our Sponsor or its permitted transferees, the private placement warrants will not be transferable, assignable or salable until 30 days after the Closing Date (except, among other limited exceptions, to our directors and officers and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us (except as described above under “—Redeemable Warrants—Public Shareholders’ Warrants—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein.
Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.
Except as described under “—Redeemable Warrants—Public Shareholders’ Warrants—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of our Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of our Class A ordinary shares underlying the public warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the public warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of our Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent (as defined below).
Other Jersey, Channel Islands Law Considerations
Purchase of our Own Ordinary Shares
As with declaring a dividend, we may not buy back or redeem our shares unless our directors who are to authorize the buyback or redemption have made a statutory solvency statement that, immediately following the date on which the buyback or redemption is proposed, we will be able to discharge our liabilities as they fall due and, having regard to prescribed factors, we will be able to continue to carry on business and discharge our liabilities as they fall due for the 12 months immediately following the date on which the buyback or redemption is proposed (or until we are dissolved on a solvent basis, if earlier).
If the above conditions are met, we may purchase our ordinary shares in the manner described below.
We may purchase on a stock exchange our own fully paid ordinary shares pursuant to a special resolution of our shareholders.
We may purchase our own fully paid ordinary shares other than on a stock exchange pursuant to a special resolution of our shareholders, but only if the purchase is made on the terms of a written purchase contract which has been approved in advance by an ordinary resolution of our shareholders. The shareholder from whom we propose to purchase or redeem ordinary shares is not entitled to vote in respect of the ordinary shares to be purchased.

We may fund a redemption or purchase of our own ordinary shares from any source. We cannot purchase our ordinary shares if, as a result of such purchase, only redeemable ordinary shares would remain in issue. If authorized by a resolution of our shareholders, any shares that we redeem or purchase may be held by us as treasury shares. Any shares held by us as treasury shares may be canceled, sold, transferred for the purposes of or under an employee share scheme or held without canceling, selling or transferring them. Shares redeemed or purchased by us are canceled where we have not been authorized to hold such shares as treasury shares.
Mandatory Purchases and Acquisitions
The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of our outstanding ordinary shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding ordinary shares, that person is then entitled (and may be required) to acquire the remaining ordinary shares. In such circumstances, a holder of any such remaining ordinary shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s ordinary shares or that the person purchase the holder’s ordinary shares on terms different to those under which the person made such offer.
Other than as described below under “—U.K. City Code on Takeovers and Mergers”, we are not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of our remaining ordinary shares on the same terms as such shareholder’s prior purchase.
Compromises and Arrangements
Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of our shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number present and voting at the meeting representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon us and all the creditors, shareholders or members of the specific class of either of them (as applicable).
Whether our capital is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
U.K. City Code on Takeovers and Mergers
The U.K. City Code on Takeovers and Mergers (the “Takeover Code”) applies, among other things, (i) to an offer for a public company whose registered office is in the Channel Islands and whose securities are admitted to trading on a regulated market or a multilateral trading facility in the United Kingdom or any stock exchange in the Channel Islands or the Isle of Man, or (ii) if the company is a public company and is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”), to have its place of central management and control in the United Kingdom or the Channel Islands or the Isle of Man (in each case, a “Code Company”). This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine whether we have our place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man by looking at various factors, including the structure of our Board, the functions of the directors, and where they are resident.

If at the time of a takeover offer, the Takeover Panel determines that the residency test is satisfied and we have our place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man, we would be subject to a number of rules and restrictions, including, but not limited to, the following: (i) our ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) we might not, without the approval of our shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) we would be obliged to provide equality of information to all bona fide competing bidders. The Takeover Code also contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the Takeover Code, if a person:
•acquires an interest in shares of a Code Company that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the Code Company; or
•who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the Code Company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or provide a cash alternative) for the Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.
We have our place of central management and control in Jersey (one of the Channel Islands). Therefore, based upon our current and intended plans for our directors and management, for the purposes of the Takeover Code, we believe that the residency test is met. Therefore, the Takeover Code should apply to us. It is possible that in the future changes in our Board’s composition, changes in the Takeover Panel’s interpretation of the Takeover Code, or other events may cause the Takeover Code not to apply to us.
Jersey Regulatory Matters
The JFSC has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of our ordinary shares. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law.
Transfer Agent and Warrant Agent
The transfer agent for our Class A ordinary shares and warrant agent for our warrants is Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company LLC) (in each capacity, the “Transfer Agent” or “Warrant Agent”).

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 29,533,282 Class A ordinary shares. We are also registering the resale, from time to time, by the Selling Holders or their permitted transferees of up to 131,442,733 Class A ordinary shares and up to 17,869,732 private placement warrants.
The Selling Holders may offer and sell, from time to time, their respective Class A ordinary shares or warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may offer and sell their securities by one or more of, or a combination of, the following methods:
•on Nasdaq, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;
•through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus or any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•directly to purchasers, including through a specific bidding, auction or other process, or in in privately negotiated transactions;
•in one or more underwritten offerings;
•in block trades in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;
•through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•through the writing or settlement of options (including put or call options) or other hedging transactions, whether the options are listed on an options exchange or otherwise;
•in short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•through agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;
•by pledge to secured debts and other obligations;
•to or through underwriters or agents;
•in “at the market” or through market makers or into an existing market for the securities; or
•any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on Nasdaq or any other exchange or market.
Pursuant to the Waiver, certain Selling Holders pledged our securities owned by them. If a donee, pledgee, transferee, or other successor-in-interest intends to sell our securities in connection with a foreclosure or otherwise, we will, to the extent required, promptly file a prospectus supplement or, if necessary, a post-effective amendment to the registration statement that includes this prospectus, to name specifically such person as a Selling Holder. The Selling Holders also may transfer our securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
The Selling Holders party to PIPE Subscription Agreements, the 2023 Subscription Agreements, or the Registration Rights Agreement have agreed, and the other Selling Holders may agree, to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement or, if necessary, a post-effective amendment to the registration statement that includes this prospectus, will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.
Lock-Up Restrictions
Certain of our shareholders are subject to the transfer restrictions in the 2023 Subscription Agreement, the form of which is incorporated by reference herein as Exhibit 4.9 to the registration statement of which this prospectus is a part. There are currently no other contractual lock-up restrictions currently in place, as those entered into in connection with the Business Combination have expired.

ENFORCEABILITY OF CIVIL LIABILITY
We are a Jersey public limited company. You may have difficulty serving legal process within the U.S. upon us. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against us in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of Jersey would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, we may be served with process in the U.S. with respect to actions against us arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of our securities by serving our U.S. agent irrevocably appointed for that purpose. A judgment of a U.S. court is not directly enforceable in Jersey, but constitutes a cause of action which may be enforced by Jersey courts provided that:
•the applicable U.S. courts had jurisdiction over the case, as recognized under Jersey law;
•the judgment is given on the merits and is final, conclusive and non-appealable;
•the judgment relates to the payment of a sum of money, not being taxes, fines or similar governmental penalties;
•the defendant is not immune under the principles of public international law;
•the same matters at issue in the case were not previously the subject of a judgment or disposition in a separate court;
•the judgment was not obtained by fraud; and
•the recognition and enforcement of the judgment is not contrary to public policy in Jersey.
Jersey courts award compensation for the loss or damage actually sustained by the plaintiff. Although punitive damages are generally unknown to the Jersey legal system, there is no prohibition on them either by statute or customary law. Whether a particular judgment may be deemed contrary to Jersey public policy depends on the facts of each case, though judgments found to be exorbitant, unconscionable, or excessive will generally be deemed as contrary to public policy. Moreover, certain defendants may qualify for protection under Protection of Trading Interests Act 1980, an act of the U.K. extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983. This Act provides that a qualifying defendant is not liable for multiple damages, in excess of that required for actual compensation. A “qualifying defendant” for these purposes is a citizen of the U.K. and its Colonies (as defined in the Act), a corporation or other limited liability entity organized under the laws of the U.K., Jersey or other territory for whose international relations the U.K. is responsible or a person conducting business in Jersey.
Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. It is doubtful that an original action based on U.S. federal or state securities laws could be brought before Jersey courts. In addition, a plaintiff who is not resident in Jersey may be required to provide a security bond in advance to cover the potential of the expected costs of any case initiated in Jersey.

EXPENSES RELATED TO THIS OFFERING
The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby.

Expenses	Amount
SEC registration fee	$94,327.44
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent fees and expenses	*
Miscellaneous expenses	*
Total	$ *

*    These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

LEGAL MATTERS
Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Maples and Calder (Jersey) LLP, Jersey, have passed upon the validity of the securities of Waldencast plc offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS
The financial statements of Waldencast plc incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Available Information
We are subject to the information requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and disclosure furnished under cover of Form 6-K. The SEC maintains a website (www.sec.gov) that contains reports and other information regarding issuers, such as us, that file electronically with the SEC. We also maintain a website (www.ir.waldencast.com), from which you can access such reports and other information free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.
As a foreign private issuer, we are exempt under the Exchange Act from rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We maintain a corporate website at www.waldencast.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents that are “furnished” unless otherwise specified below):
•our annual report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on April 30, 2024;
•the description of our Ordinary Shares contained in our registration statement on Form 8-A filed with the SEC on March 11, 2021, including any amendments or reports filed for the purpose of updating such description; and
•with respect to each offering of ordinary shares under this prospectus, each subsequent annual report on Form 20-F and each report of foreign private issuer on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with or furnish to the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.
Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Waldencast plc
10 Bank Street, Suite 560
White Plains, NY 10606
Tel: +1 (917) 546-6828
Attention: Chief Executive Officer

Up to 29,533,282 Class A Ordinary Shares (for issuance)
Up to 131,442,733 Class A Ordinary Shares (for resale)
Up to 17,869,732 Warrants to Purchase Class A Ordinary Shares (for resale)

The date of this prospectus is July 8, 2024.